Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

monday.com Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, no par value per share, reserved for issuance pursuant to the 2021 Share Incentive Plan	(1)	Other	2,538,666	$235.04	$596,688,056.64	0.0001531	$91,352.94

Total Offering Amounts:							$596,688,056.64		91,352.95
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$91,352.95

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Offering Note(s)

(1)	a.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value (“Ordinary Shares”), of monday.com Ltd. (the “Registrant”) that become issuable under the monday.com Ltd. 2021 Share Incentive Plan (the “2021 Plan”) by reason of any share dividend, share split, recapitalization or similar transaction under the 2021 Plan, effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares. b.Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Select Market on March 10, 2025. c.Represents the additional Ordinary Shares reserved for issuance under the 2021 Plan resulting from an automatic annual increase as of January 1, 2025.